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                                               Exhibit 5.10



                                   July 2, 1996



     USAir, Inc.
     2345 Crystal Drive
     Arlington, Virginia 22227

          Re:     USAir, Inc. Registration
                  Statement on Form S-4 (No. 333-4335)
                  ------------------------------------

     Ladies and Gentlemen:

           I am Executive Vice President-Corporate Affairs and General Counsel of USAir, Inc., a Delaware corporation (the "Company"), and have acted in such capacity in connection with the issuance by the Company of up to $142,400,000 aggregate principal amount of the Company's 6.76% Class A Enhanced Equipment Notes (the "Class A Notes"), up to $54,800,000 aggregate principal amount of the Company's 7.50% Class B Enhanced Equipment Notes (the "Class B Notes") and up to $65,800,000 aggregate principal amount of the Company's 8.93% Class C Enhanced Equipment Notes (the "Class C Notes", and together with the Class A Notes and the Class B Notes, the "New Notes"; any such class of New Notes, a "Class") to be issued by the Company. The New Notes will be issued pursuant to separate indentures (collectively, the "Indentures"), dated as of February 15, 1996, between the Company and Wilmington Trust Company, as Indenture Trustee. The Class A Notes, the Class B Notes and the Class C Notes are to be offered by the Company in exchange for its privately placed 6.76% Class A Enhanced Equipment Notes, 7.50% Class B Enhanced Equipment Notes and 8.93% Class C Enhanced Equipment Notes (collectively, the "Old Notes"), respectively.

           This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.



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           In connection with this opinion, I or attorneys
     under my supervision have examined (i) the registration statement on Form S-4 (the "Registration Statement") filed on May 23, 1996, with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "1933 Act"), (ii) executed copies of the Indentures; (iii) the forms of the New Notes included as exhibits to the Indentures; (iv) the Form T-1 of the Indenture Trustee relating to the New Notes to be filed pursuant to the Trust Indenture Act of 1939, as amended (the "TIA"); (v) an executed copy of the Collateral Agency Agreement, dated as of February 15, 1996, among the Company, Wilmington Trust Company, as Collateral Agent and Indenture Trustee and Westdeutsche Landesbank Girozentrale New York ("WestLB New York"), as Class A, B and C Liquidity Provider (the "Collateral Agency Agreement"); (vi) executed copies of the respective Liquidity Agreements, each dated as of February 15, 1996, among the Company, WestLB New York, as the Class A,B, and C Liquidity Provider, respectively, and Wilmington Trust Company, as Collateral Agent (the "Liquidity Agreements"); (vii) certain resolutions of the Board of Directors of the Company relating to the issuance of the New Notes; and (viii) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

          In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon oral or written statements and representations of the Company and its officers and other representatives, public officials and others. In making such examination of documents executed by parties other than the Company, I have also assumed that such parties had the power, corporate or other, to enter into and



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     perform all obligations thereunder and have assumed the
     due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. I have further assumed that the Registration Statement will have been declared effective by the Commission under the 1933 Act and the Indentures will have been duly qualified under the TIA.

          I am a member of the Bar of the State of California and I express no opinion as to the laws of any other jurisdiction. For purposes of this opinion, I have assumed that the relevant laws of the State of New York and the State of California are identical.

          Based upon and subject to the foregoing, I am of the opinion that when the New Notes in the form examined by me (i) have been duly executed by the Company and authenticated by the Indenture Trustee in accordance with the terms of the Indentures and (ii) have been duly delivered against receipt of the Old Notes surrendered in exchange therefor pursuant to the terms of the Exchange Offer (as defined in the Registration Statement), the New Notes will constitute valid and binding obligations of the Company entitled to the benefits of the applicable Indentures, the Collateral Agency Agreement and the applicable Liquidity Agreements and enforceable against the Company in accordance with their respective terms, except that enforcement thereof may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).



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          I hereby consent to the use of my name under the
     caption "Legal Matters" and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

                                  Very truly yours,

                                      /s/ Lawrence M. Nagin

                                  Lawrence M. Nagin


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